Exhibit 10.20

ASSIGNMENT AND ASSUMPTION OF LEASE

This ASSIGNMENT OF LEASE (this “Assignment”) is made this          day of                     , 2007, by and between DUPONT FABROS DEVELOPMENT LLC, a Delaware limited liability company (“Assignor”) and DUPONT FABROS TECHNOLOGY, INC. a Maryland corporation (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is the “Tenant” under that certain Lease Agreement (together with all amendments and modifications thereto, the “Lease”) with Jaguar Properties LLC, a Delaware limited liability company, as landlord (the “Landlord”), dated September 1, 2004 and attached hereto as Exhibit A, by which Assignor leases approximately 6,757 rentable square feet known as Suite 900 in the building located at 1212 New York Avenue, NW in Washington, D.C. (the “Leased Premises”);

WHEREAS, Assignor has a leasehold interest in the Leased Premises (together with any parking spaces, fixtures, and equipment located at the Leased Premises, the “Improvements”);

WHEREAS, Assignor hereby desires to assign all of its right, title and interest in the Lease, the Leased Premises and the Improvements to Assignee and Assignee desires to assume the Lease from Assignor and accept Assignor’s rights in the Leased Premises, the Improvements, and the Security Deposit upon the terms and conditions hereinafter set forth; and

WHEREAS, Landlord, upon the terms and conditions set forth herein, desires to consent to the terms of this Assignment.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and for other good and valuable consideration, in hand paid, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. RECITALS. The foregoing recitals are incorporated herein as if fully restated.

2. DEFINED TERMS. All capitalized terms used herein shall have the definitions provided in the Lease unless otherwise provided herein.

3. ASSIGNMENT. Assignor hereby assigns, transfers and conveys to Assignee all of its right, title and interest in and to the Lease effective as of the date hereof. Assignor also hereby assigns, transfers and conveys to Assignee all of its right, title and interest in and to the Leased Premises and the Improvements as of the Effective Date.

4. ASSUMPTION. Assignee hereby assumes and agrees to perform, from and after the Effective Date of this Assignment, all of the covenants, agreements, terms, conditions and obligations required of “Tenant” within the Lease.

5 BINDING EFFECT. All of the covenants and agreements herein contained shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6 ENTIRE AGREEMENT. This Assignment dated contains all of the agreements, representations, warranties, indemnifications, and conditions made between the parties hereto relating to the assignment and assumption of the Lease and may not be modified orally, or in any other manner than by an agreement, in writing, signed by the parties hereto or in their respective successors in interest.

7 CHOICE OF LAW. The laws of the District of Columbia shall govern the validity, performance and enforcement of this Assignment.

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day first above written.

ASSIGNOR:

DUPONT FABROS DEVELOPMENT LLC, a Delaware limited liability company

By:
Name:	Hossein Fateh
Title:	Member

ASSIGNEE:

DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation

By:
Name:	Hossein Fateh
Title:	Chief Executive Officer

LANDLORD CONSENT

Landlord hereby consents to the foregoing Assignment upon the terms and conditions set forth therein. Landlord’s consent to the Assignment shall not extend to any further assignment of the Lease, or to any sublease of the Leased Premises or any portion thereof. Landlord hereby ratifies and confirms the Lease and the terms, conditions and covenants contained therein. Landlord hereby acknowledges and agrees to completely release Assignor from all further obligations arising under the Lease.

LANDLORD:

JAGUAR PROPERTIES LLC, a Delaware limited liability company

By:	JAGUAR VENTURES LLC, a Delaware limited liability company, its Managing Member

	By:	JAGUAR MANAGEMENT LLC, a Delaware limited liability company, its Managing Member

By:
		Name:	Hossein Fateh
		Title:	Managing Member

EXHIBIT A

Lease

[attached hereto]

LEASE AGREEMENT

between

JAGUAR PROPERTIES LLC, as Landlord

and

DUPONT FABROS DEVELOPMENT LLC, as Tenant

September 1, 2004

For Premises Located at:

1212 New York Avenue, N.W.

Washington, D.C.

(CONTINUED)

i.

(CONTINUED)

ii.

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iii.

(CONTINUED)

iv.

BASIC LEASE INFORMATION

THIS PAGE IS NOT A PART OF THE LEASE. CERTAIN TERMS ARE SET FORTH ON THIS PAGE FOR CONVENIENT REFERENCE; HOWEVER, NOTHING HEREIN SHALL MODIFY OR AFFECT ANY PROVISION SET FORTH IN THE LEASE.

Date:	September 1, 2004

Landlord:	Jaguar Properties LLC

Tenant:	DuPont Fabros Development LLC

Premises:	1212 New York Avenue, N.W., Suite 900, Washington, D.C.

Agreed Square Footage:	6,757 rentable square feet

Lease Term:	Five (5) years

Lease Commencement Date:	September 17, 2004 or as otherwise set forth in Section 2.2 of the Lease

Rent Commencement Date:	September 17, 2004 or as otherwise set forth in Section 3.1 of the Lease

Expiration Date:	The day preceding the fifth (5th) anniversary of the Commencement Date, as may be modified pursuant to Section 2.1 of the Lease, and otherwise subject to renewal options.

Base Rental (per month):	Initial full monthly rental $19,707.92

Tenant’s Percentage Share:	6.47%

Tenant’s Address for
Notices Post Commencement:	DuPont Fabros Development LLC 1212 NY Avenue, N.W., Suite 900 Washington, DC 20005
Attention: Hossein Fateh and Lammot J. du Pont

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Landlord’s Address
for Notices (until September 17, 2004):	Jaguar Properties LLC c/o DuPont Fabros Development LLC 1707 H Street, N.W.
Suite 1000 Washington, D.C. 20006 Attn: Hossein Fateh and Lammot J. du Pont

After September 1, 2004:	At the Premises

With a copy to:	Cooley Godward LLP 11951 Freedom Drive Suite 1500
Reston, Virginia 20190 Attn: Susan Stevens Mullen

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LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made as of September 1, 2004, by and between JAGUAR PROPERTIES LLC, a Delaware limited liability company (“Landlord”), and DUPONT FABROS DEVELOPMENT LLC, a Delaware limited liability company (“Tenant”).

RECITALS:

A. Landlord is the owner of an office building (the “Building”) located at 1212 New York Avenue, N.W., Washington, D.C. 20005. The land on which the Building is located is located in the District of Columbia (“Land”). The Land, the Building and all other improvements thereon and the common areas and appurtenances thereto are collectively referred to herein as the “Property.”

B. Tenant desires to hire and lease space in the Building and Landlord is willing to demise and lease space in the Building to Tenant, upon the terms, conditions, covenants and agreements set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby covenant and agree as set forth below.

ARTICLE 1

THE PREMISES

Section 1.1 Premises

Landlord hereby demises and leases to Tenant and Tenant hereby hires and leases from Landlord, for the term and upon the terms, conditions, covenants and agreements herein provided, Suite 900, located on the ninth (9th) floor of the Building, which space consists of 6,757 square feet of rentable area as determined by agreement of the parties (such space being hereinafter referred to as the “Premises”). The Premises shall not be subject to any remeasurement. The said agreed upon square footage shall in no way affect the fixed rental hereunder or any other rent or sum payable hereunder, or any other provision of this Lease, should any variance be found to exist between said agreed upon square footage and actual square footage. The Premises are cross-hatched on EXHIBIT A attached hereto and made a part hereof. The lease of the Premises includes the right, together with other tenants of the Building and members of the public, to use the common public areas of the Building but includes no other rights not specifically set forth herein.

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ARTICLE 2

LEASE TERM

Section 2.1 Term

The term of this Lease (“Lease Term”) shall commence on the Lease Commencement Date (hereinafter defined), as determined pursuant to Section 2.2 hereof, and shall end at midnight on (i) the day preceding the fifth (5th) anniversary of the Lease Commencement Date, if the Lease Commencement Date occurs on the first day of a month, or (ii) the last day of the month which includes the fifth (5th) anniversary of the Lease Commencement Date, if the Lease Commencement Date occurs on a day which is other than on the first day of a month, unless the Lease Term is terminated earlier in accordance with the provisions of this Lease.

Section 2.2 Lease Commencement Date

The Lease Commencement Date shall be September 17, 2004 or the date on which Landlord notifies Tenant that Landlord has substantially completed Landlord’s Work, if any (as hereinafter defined).

It is presently anticipated that the Premises will be ready for occupancy by Tenant on or about September 17, 2004; provided, however, if Landlord is unable for any reason to deliver possession of the Premises by such date, Landlord shall not have any liability whatsoever to Tenant on account of Landlord’s inability to deliver possession of the Premises to Tenant and this Lease shall not be rendered, void or voidable as a result of such delay.

Provided that Tenant does not interfere with or delay the completion by Landlord or its agents or contractors of the construction of any of Landlord’s Work (hereinafter defined), Tenant shall have the right to enter the Premises up to fifteen (15) days prior to the anticipated Lease Commencement Date for the purpose of installing telephone equipment, computer wiring and similar items. Provided that Tenant has not begun operating its business from the Premises, and subject to all of the terms and conditions of this Lease, the foregoing activity shall not constitute the delivery of possession of the Premises to Tenant or occupancy of the Premises by Tenant and neither the Lease Term nor Tenant’s obligation to pay rent shall commence as a result of such activities.

Within fifteen (15) days after the Lease Commencement Date, Landlord and Tenant shall execute a certificate in the form attached hereto as EXHIBIT B setting forth the Lease Commencement Date and the date on which the Lease Term shall expire.

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ARTICLE 3

RENT

Section 3.1 Fixed Rent. Tenant shall pay to Landlord as fixed annual rent for each Lease Year for the Premises, without notice, set-off, counterclaim, deduction or demand, the following amounts, subject to adjustment as provided in Section 3.2 hereof:

Lease Year	Fixed Annual Rent Per Annum	Fixed Monthly Rent
1	$236,495.00	$19,707.92
2	$243,589.85	$20,299.15
3	$250,897.54	$20,908.13
4	$258,424.46	$21,535.37
5	$266,177.19	$22,181.43

Fixed annual rent shall be payable in equal monthly installments beginning on the Lease Commencement Date and thereafter monthly, in advance, on the first day of each month during the Lease Term, (each such monthly installment being referred to herein as “fixed monthly rent”). If the Rent Commencement Date (defined below) is a date other than on the first day of a month, rent from such date until the first day of the following month shall be prorated at the rate of one-thirtieth (1/30th) of the fixed monthly rent for each day. As used herein, the first “Lease Year” shall mean the period commencing on the Lease Commencement Date and ending on the last day of the month which completes (12) twelve full calendar months, and each 12-month period, thereafter commencing on the first day after the end of the immediately preceding Lease Year. The date upon which Tenant is required to begin making fixed rent payments under this Lease shall be the “Rent Commencement Date.” Notwithstanding such abatement of fixed rent, (a) all other sums due under this Lease, including, but not limited to, additional rent, shall be payable as provided in this Lease, and (b) any increases in fixed rent set forth in this Lease shall occur on the dates scheduled therefor. The abatement of Tenant’s fixed rent is conditioned upon Tenant’s full and timely performance of all of its obligations under this Lease. If at any time during the Lease Term a default by Tenant occurs, then the abatement of fixed rent provided for herein shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to the other amounts due to Landlord under this Lease, the full amount of fixed rent herein abated.

Section 3.2 Late Payment; Interest Charge. If Tenant fails to make any payment of rent by the tenth (10th) day following the date such payment is due and payable, Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of such payment, together with interest on said overdue amount from the due date until paid, at the rate of eight percent (8%) per annum (the “Interest Rate”). Such late charges and interest shall constitute additional rent due hereunder, shall be paid within five (5) days after demand therefor by Landlord and shall be in addition to all other rights and remedies provided to Landlord in this Lease.

Section 3.3 Rent Generally. All rent payable by Tenant hereunder shall be paid to Landlord in lawful money of the United States of America at the office of Landlord or to such other party or to such other address as Landlord may designate from time to time by written

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notice to Tenant. All rent and other sums payable under this Lease shall be paid in full by Tenant, in advance, without notice or demand and without set-off, deduction, recoupment, abatement, counterclaim or adjustment of any kind. If Landlord shall at any time or times accept rent and any other sums to which Landlord is entitled hereunder after the same shall become due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute, or be construed as, a waiver of any or all of Landlord’s rights hereunder. Tenant’s obligation for the payment of rent hereunder shall survive the expiration or sooner termination of this Lease.

ARTICLE 4

ADDITIONAL RENT

Section 4.1 Increases in Real Estate Taxes. Commencing on the first January 1st following the Lease Commencement Date and continuing thereafter on each subsequent January 1st throughout the Lease Term, Tenant shall pay to Landlord Tenant’s proportionate share of the amount by which the Real Estate Taxes actually paid by Landlord, in each case during the period commencing on each January 1 and through and ending December 31 (“Fiscal Year”) have increased over those paid for the previous January 1 through December 31 period (“Base Year”). For purposes of this Section 4.1, Tenant’s proportionate share of such increase shall be the amount derived from a fraction (i) the numerator of which is the total number of square feet of the rentable area of the Premises as determined pursuant to Section 1.1, and (ii) the denominator of which is 104,371 (being the total number of rentable office area in the Building). The space measurement of the Building has been determined in accordance with the Washington, D.C. Association of Realtors, Inc. method of measurement.

Section 4.2 Real Estate Taxes Defined. “Real Estate Taxes” means all taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed by any governmental authority upon the Building (which expressly includes the Land, the parking facilities, the Common Area and allocable portions of the Property) and upon the fixtures, machinery, equipment or systems in, upon or used in connection with any of the foregoing, and the rental, revenue or receipts derived therefrom, under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system. Real Estate Taxes also shall include special assessments which are in the nature of or in substitution for real estates taxes, including, without limitation, road improvement assessments, special use area assessments, school district assessment, vault space rentals and any business, professional and occupational license tax payable by Landlord in connection with the Building. If at any time the method of taxation prevailing at the Lease Commencement Date shall be altered to that in lieu of, as a substitute for or in addition to the whole or any part of the taxes now levied or assessed, there shall be levied or assessed a tax of whatever nature, then the same shall be included as Real Estate Taxes hereunder. Further, for the purposes of this Article, Real Estate Taxes shall include the reasonable expenses (including, without limitation, attorneys’ fees) incurred by Landlord in challenging or obtaining or attempting to obtain a reduction of such Real Estate Taxes, regardless of the outcome of such challenge. Notwithstanding the foregoing, Landlord shall have no obligation to challenge Real Estate Taxes. If as a result of any such challenge, a tax refund is made to Landlord, then the amount of such refund less the expenses of the challenge shall be deducted from Real Estate Taxes due in the year such refund is received.

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Section 4.3 Real Estate Taxes. Except as provided in Section 4.4 below, Landlord shall submit to Tenant each year a statement setting forth the respective amounts payable by Tenant pursuant to this Article 4 for the preceding Fiscal Year for increases in Real Estate Taxes. Within thirty (30) days after receipt of such statement, Tenant shall pay to Landlord the amount shown thereon.

For all purposes, under this Article 4 Tenant’s liability hereunder for increases in Real Estate Taxes shall each be calculated separately from and payable in addition to one another.

Section 4.4 Installment Payments; Proration. In lieu of accepting from Tenant one annual payment for Tenant’s proportionate share of the increase in Real Estate Taxes, Landlord shall have the right, from time to time, to require Tenant to make estimated monthly payments on account of the respective amounts Tenant will be obligated to pay pursuant to this Article 4 for each Fiscal Year falling entirely or partly within the Lease Term. If Landlord exercises such right, Landlord shall submit to Tenant a statement setting forth Landlord’s estimate of each of the respective amounts Tenant will be obligated to pay pursuant to this Article 4 for the Fiscal Year in question, which estimates may be revised by Landlord from time to time during the Fiscal Year, and Tenant shall pay to Landlord on the first (1st) day of each month following receipt of such statement during such Fiscal Year an amount (separately calculated and payable for each of the estimated increase in Real Estate Taxes) equal to such respective estimated amount multiplied by a fraction, the numerator of which is one (1) and denominator of which is the number of months during such Fiscal Year which fall within the Lease Term and follow the date of the foregoing statement. After the expiration of such calendar year, Landlord shall submit to Tenant a statement showing Tenant’s proportionate share of the increase in Real Estate Taxes for such Fiscal Year, and the respective aggregate amount of the estimated payments made by Tenant on account the increase in Real Estate Taxes. If the aggregate amount of such estimated payments paid by Tenant for the increase in Real Estate Taxes exceeds Tenant’s actual liability for such increase, Landlord shall credit such excess to Tenant’s account. If Tenant’s actual liability for such increase in Real Estate Taxes exceed the estimated payments made by Tenant on account thereof, then Tenant shall immediately pay to Landlord the total amount of such deficiency.

In the event the Lease Term commences or expires during a Fiscal Year, then the increase in Real Estate Taxes to be paid by Tenant for such Fiscal Year shall be determined by multiplying the amount of Tenant’s respective proportionate share thereof for the full Fiscal Year by a fraction, the numerator of which is the number of days during such Fiscal Year falling within the Lease Term, and the denominator of which is 365. At least thirty (30) days prior to the end of the Lease Term, Landlord shall present to Tenant a written statement containing an estimate of the amounts Tenant would be obligated to pay under this Article 4 the actual Real Estate Taxes for the Fiscal Year had been determined. Tenant shall be required to pay such estimated amounts on or before the last day of the Lease Term, and if all or any portion of the payments are not made, Landlord shall be entitled to deduct such amount from Tenant’s security deposit, if any. Once the Real Estate Taxes for the last Fiscal Year of the Lease Term have been determined, Landlord shall provide Tenant with a statement of the actual increase in Real Estate Taxes for which Tenant is liable. If Tenant owes an additional amount, such amount is due on or before thirty (30) days after receipt of the statement. If Tenant is entitled to a refund, Landlord shall have thirty (30) days from the date of the statement within which to remit payment to Tenant.

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Notwithstanding any dispute which may arise in connection with the computation or estimate of the amount due under this Article 4, Tenant shall be obligated to pay the amount specified by Landlord, without set-off, recoupment, abatement, counterclaim, adjustment or deduction of any kind, pending the resolution of any dispute. Tenant’s obligations under this Article 4 shall survive the expiration of this Lease.

Section 4.5 Treatment as Additional Rent. All payments required to be made by Tenant pursuant to this Article 4 or pursuant to any other provision of this Lease, except for fixed monthly rent, shall be additional rent, whether or not specifically so defined, and shall be paid to Landlord, without set-off, recoupment, abatement, counterclaim, adjustment or deduction of any kind, in the manner specified herein. Notwithstanding any dispute which may arise in connection with the computation or estimate of the amount due under this Lease, Tenant shall be obliged to pay the amount specified by Landlord, without set-off, recoupment, abatement, counterclaim or deduction of any kind, pending the resolution of any dispute.

Section 4.6 Additional Taxes or Governmental Charges. In the event that any business, rent, or other taxes, or any governmental charges that are now or hereafter levied upon Tenant’s use or occupancy of the Premises or Tenant’s business at the Premises, are charged, enacted, changed, or altered so that any of such taxes are levied against Landlord, or the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, Tenant shall pay any and all such taxes to Landlord upon written demand from Landlord.

Section 4.7 Change In or Contest Of Real Estate Taxes. In the event of any change by any taxing body in the period or manner in which any of the Real Estate Taxes are levied, assessed or imposed, Landlord shall have the right, in its sole discretion, to make equitable adjustments with respect to computing increases in Real Estate Taxes. Real Estate Taxes which are being contested by Landlord shall be included in computing Tenant’s proportionate share of the increases in Real Estate Taxes under this Article 4, but if Tenant shall have paid additional rent on account of contested Real Estate Taxes and Landlord thereafter receives a refund of such taxes, Tenant shall receive a credit toward subsequent rent payments in an amount equal to Tenant’s proportionate share of such refund.

ARTICLE 5

SECURITY DEPOSIT

Section 5.1 Security Deposit. [Intentionally Deleted]

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ARTICLE 6

USE

Section 6.1 Use. Tenant shall use and occupy the Premises solely for general office purposes in accordance with applicable zoning regulations and for no other use or purpose without the prior written consent of Landlord (“Permitted Use”). Tenant shall not use or occupy the Premises for any unlawful purpose or in any manner that will constitute waste, nuisance or unreasonable annoyance to Landlord or other tenants of the Building.

Section 6.2 Compliance with Laws. Tenant shall comply with all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, and orders of the United States of America, the District of Columbia, and any other public or quasi-public authority having jurisdiction over the Premises concerning the use, occupancy, facilities in and condition of the Premises and all machinery, equipment, facilities, entrances thereto, exits therefrom and furnishings therein (including, without limitation, any requirements for structural changes), to the extent that any of same do not serve portions of the Building other than the Premises. Landlord shall obtain an occupancy permit with respect to the initial improvements to the Premises, if required by law. If any future law, ordinance, regulation, or order requires another occupancy permit or other permit for the Premises, Tenant will obtain such permit at Tenant’s sole expense. Tenant shall pay all costs, expenses, liabilities, losses, damages, fines, penalties, claims, and demands, including reasonable counsel fees, that may in any manner arise out of or be imposed because of the failure of Tenant to comply with the covenants of this Section 6.2.

ARTICLE 7

PARKING

Section 7.1 Garage Parking Spaces. Tenant shall have the right to contract with the operator of the parking garage located under the Building (the “Garage”) for up to five (5) unreserved parking spaces (the “Spaces”) located in the Garage, for use by Tenant’s employees, agents and guests. The cost of such Spaces shall be the then-prevailing monthly charge for unreserved parking in the Garage, as determined from time to time by Landlord and/or the parking garage operator.

Section 7.2 Garage Rules. Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the Garage, and shall at all times abide by all rules and regulations promulgated by Landlord or the parking operator governing the use of the Garage. Tenant understands and agrees that Landlord does not assume any responsibility for any damage or loss to any automobiles parked in the Garage, or to any personal property located therein, or for any injury sustained to any person in or about the Garage.

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ARTICLE 8

ASSIGNMENT AND SUBLETTING

Section 8.1 Landlord’s Consent Required. Tenant shall not assign, transfer, mortgage, or otherwise encumber this Lease or its interest therein (collectively “assign” or “assignment”) or sublet, rent or permit anyone to occupy the Premises, or any part thereof (collectively “sublet”), without obtaining the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord’s consent shall not be required in conjunction with the sale of all or substantially all of Tenant’s assets or membership interests.

Tenant shall be responsible for and agrees to reimburse to Landlord any costs and expenses, including reasonable legal fees, incurred by Landlord in connection with any proposed or purported assignment, transfer or sublease, mortgaging or encumbering, up to $500.00

Tenant further agrees to submit any and all instruments of assignment and subleases to Landlord for Landlord’s prior written approval as to form and substance, which approval shall not be unreasonably withheld, but which instruments, as an express condition precedent to Landlord’s prior approval, shall provide that (i) such sublease or assignment is subject and subordinate to this Lease in all respects, and to any amendments, modifications, renewals, extensions or expansions hereof, (ii) Tenant shall remain primarily liable as Tenant hereunder, (iii) such assignee or sublessee shall conduct a business in the Premises which is a Permitted Use pursuant to this Lease, (iv) in the case of an assignment, such assignee is bound by the terms and conditions of this Lease and assumes all of the obligations and liabilities of Tenant hereunder, (v) in the case of a sublease, (A) Landlord is not, and will not become, a party to such sublease, and (B) Landlord’s consent to such sublease does not create a contractual relationship between Landlord and such sublessee, nor does it create any liability of Landlord to such sublessee, (vi) Landlord’s consent to such assignment or sublease does not affect the obligations of Landlord or Tenant under this Lease, and (vii) Landlord’s consent to such assignment or sublease shall not be construed to mean that Landlord has approved any plans or specifications for renovations to the Premises intended by such assignee or sublessee and that any such work to the Premises must be conducted in accordance with the terms of this Lease. Any such instrument of assignment or sublease which does not provide the applicable subsections (i) - (vii) above shall be null and void and of no force and effect. If this Lease is or shall be assigned by Landlord to the holder of a mortgage against the Building as additional security for such mortgage loan, the consent of such holder (if required by the terms of the applicable loan documents) shall be required in addition to any consents by Landlord under the terms of this Section 8.1.

Section 8.2 Transfers. Notwithstanding the foregoing, “sublet” shall not be deemed to include any transfer, assignment or subletting of the Premises (or any portion thereof) to any entity which controls, is controlled by, or is under common control with Tenant; to any entity which results from a merger of, reorganization of or consolidation with Tenant; or to any entity which acquires substantially all of the assets of Tenant, as a going concern, with respect to the business that is being conducted in the Premises; nor shall “sublet” include the transfer of the beneficial ownership or effective voting control of Tenant from the person(s) having effective voting control as of the date of Tenant’s execution of this Lease, where such transfer occurs in

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connection with any bona fide financing or capitalization for the benefit of Tenant; provided, however, that under all of the foregoing circumstances, Tenant must continue as an existing entity in substantially the same corporate form and with substantially the same, or greater, net worth as it had immediately prior to such transfer, assignment or subletting, all of which shall be proven to Landlord’s satisfaction at least thirty (30) days prior to such transfer, assignment or subletting when Tenant provides prior written notice to Landlord.

ARTICLE 9

MAINTENANCE AND REPAIRS

Section 9.1 Maintenance and Repairs. Tenant shall, at its own expense, maintain the Premises and all of Tenant’s property in good, clean and safe condition, promptly making all necessary repairs and replacements and, at the conclusion of the Lease Term, shall surrender the Premises, broom clean, in the same order and condition they were in on the Lease Commencement Date (unless otherwise directed by Landlord), ordinary wear and tear excepted. Tenant shall repair at its expense, any and all damage caused by Tenant or Tenant’s agents, employees, subtenants, licenses, contractors, customers, clients, family members, or invitees, to the Building, Common Area, the Premises and Tenant’s property, including equipment within and serving the Building, ordinary wear and tear excepted, except that Landlord shall have the right to make such repairs and to charge Tenant all costs and expenses incurred as additional rent. Such maintenance and repairs shall be performed with due diligence, lien-free and in a first-class workmanlike manner, by such contractor(s) selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall bear the cost of, but shall not itself perform any such repairs which (i) would affect the Building’s structure mechanical or electrical systems or (ii) would be visible from the exterior of the Building. Where Landlord performs such repairs, Tenant shall promptly pay to Landlord within ten (10) days upon demand all costs incurred in connection therewith. Tenant shall not have access to the roof of the Building for any purpose whatsoever without the prior written consent of the Landlord, which consent may be withheld in Landlord’s sole discretion.

Section 9.2 Landlord’s Maintenance and Repairs. Landlord shall endeavor to maintain and keep in repair the roof, foundation and exterior walls of the Building and the Building heating, ventilating and air-conditioning, plumbing, electrical and elevator systems and shall make such repairs as become necessary after obtaining actual knowledge of the need for such repairs. Tenant shall immediately give Landlord written notice of any defect or need for repairs. After such notice, Landlord shall have a reasonable opportunity to repair or cure such defect. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this lease is limited to the cost of such repairs or maintenance or the curing of such defect. To the extent required by applicable fire or life safety legislation, Landlord shall improve the Building at Landlord’s expense.

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ARTICLE 10

ALTERATIONS

Section 10.1 Landlord’s Work. Tenant agrees to and shall lease the Premises in its “AS IS” condition as of the date of this Lease, and it is understood and agreed that Landlord will not make, and is under no obligation to make, any structural or other alterations, decorations, additions, or improvements in or to the Premises.

Section 10.2 Tenant’s Improvements. As to any Improvements (as hereinafter defined), Tenant and Tenant’s contractors shall abide by Landlord’s “Contractor Rules and Regulations” attached hereto as EXHIBIT E and any modifications therein by Landlord. Landlord agrees to provide Tenant an improvement allowance in the amount of One Hundred One Thousand Three Hundred Fifty-Five and No/100 Dollars ($101,355.00) (the “Allowance”). Landlord shall make disbursements of the Allowance directly to Tenant’s Contractors upon presentation of invoices for completed work. Landlord shall have the right to require mechanics lien waivers from Tenant’s Contractors prior to distribution of the Allowance. Notwithstanding the foregoing, Tenant shall not make or permit anyone to make any alterations, decorations, additions, or improvements (hereinafter referred to collectively as “Improvements”), structural or otherwise, in or to the Premises or the Building without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned, or delayed. When granting its consent, Landlord may impose reasonable conditions, including without limitation, the approval of plans and specifications, approval of the contractor or other persons to perform the work, and the obtaining of a performance bond in an amount specified by Landlord and specified insurance. All Improvements permitted by Landlord must conform to all rules and regulations established from time to time by the Board of Fire Underwriters having jurisdiction or any similar body exercising similar functions, and to all laws, regulations, and requirements of the Federal and/or District of Columbia governments. As a condition precedent to such written consent of Landlord, Tenant agrees to obtain and deliver to Landlord written, unconditional waivers of mechanic’s and materialmen’s liens against the Building and the Land upon which it is situated from all work, labor, and services to be performed and materials to be furnished in connection with Improvements to the Premises. If, notwithstanding the foregoing, any mechanic’s or materialmen’s lien is filed against the Premises, Tenant’s interest therein, the Building, and/or the Land upon which it is situated for work claimed to have been done for, or materials claimed to have been furnished to, the Premises or to Tenant, such lien shall be discharged by Tenant within five (5) days after notice, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a bond. If Tenant shall fail to discharge any such mechanic’s or materialmen’s lien, Landlord may, at its sole option, discharge such lien and treat the cost thereof (including attorneys’ fees incurred in connection therewith) as additional rent payable with the next fixed monthly rent payment falling due. It is expressly agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging such lien. It is further understood and agreed that any alterations, decorations, additions, or Improvements to the Premises, other than those made by Landlord directly, shall be conducted on behalf of Tenant and not on behalf of Landlord, and that Tenant shall not be deemed to be the agent of Landlord. It is further understood and agreed that in the event Landlord shall give its written consent to the making of any Improvements to the Premises, such written consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises, any leasehold or other interest of Tenant in the Premises, the Building or the Land upon which it is situated to any mechanic’s or materialmen’s liens which may be filed in connection therewith.

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Section 10.3 Indemnification for Improvements. Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities, and damages based on or arising directly or indirectly by reason of the Tenant making of any Improvements to the Premises. If any Improvements are made without the prior written consent of Landlord, Landlord shall have the right to remove and correct such Improvements and restore the Premises to their condition immediately prior thereto and Tenant shall be liable for all expenses incurred by Landlord in connection therewith. All improvements to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as part thereof at the end of the Lease Term except that (1) if Tenant is not in default under this Lease, Tenant shall have the right to remove, prior to the expiration of the Lease Term, all movable furniture, furnishings and equipment installed in the Premises solely at the expense of Tenant, and (2) Landlord shall have the right to require Tenant to remove all tenant Improvements and fixtures at the end of the Lease Term at the sole cost of Tenant. All damage and injury to the Premises or the Building caused by such removal shall be repaired by Tenant, at Tenant’s sole expense. If such property of Tenant is not removed by Tenant prior to the expiration or termination of this Lease, the same shall be deemed to have been abandoned by Tenant and to have become the property of Landlord and shall be surrendered with the Premises as a part thereof, which property may be retained by Landlord or disposed of at Tenant’s expense. Tenant’s obligation to pay for any costs incurred by Landlord for the disposal of such abandoned property shall survive the expiration or earlier termination of this Lease.

ARTICLE 11

SIGNS AND FURNISHINGS

Section 11.1 Signs. No sign, advertisement, or notice shall be inscribed, painted, affixed, or otherwise displayed by Tenant on any part of the exterior or the interior of the Premises or the Building except on the directories and the doors of offices and such other areas as are designated by Landlord, and then only in such place, number, size, color, and style as are approved by Landlord in its sole and absolute discretion. All of Tenant’s signs that are approved by Landlord shall be obtained by Tenant at its sole cost and expense and installed by Landlord at Tenant’s sole cost and expense. Tenant shall reimburse Landlord for such amount upon written demand from Landlord. If any sign, advertisement or notice that has not been approved by Landlord is exhibited or installed by Tenant, Landlord shall have the right to remove the same at Tenant’s expense. Landlord shall have the right to prohibit any advertisement of or by Tenant which in Landlord’s opinion tends to impair the reputation of the Building or its desirability as a high-quality office building and, upon written notice from Landlord, Tenant shall immediately refrain from and discontinue any such advertisement. Landlord reserves the right to affix, install, and display signs, advertisements, and notices on any part of the exterior or interior of the Building except the Premises. Landlord shall provide a standard listing on the Building’s lobby directory at Landlord’s sole cost and expense.

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Section 11.2 Furnishings. Landlord shall provide to Tenant for its use during the Term the five (5) desks and five (5) chairs previously identified and agreed upon by the parties. Said furniture shall be returned in good condition to Landlord at the end of the Term, reasonable wear and tear excepted. Landlord shall have the right to prescribe the weight and position of file systems, safes, computer systems, and other heavy items, equipment, and fixtures, which shall, if considered necessary by Landlord, be positioned in consultation with Landlord in order to distribute their weight. Any and all damage or injury to the Premises or the Building caused by moving the property of Tenant into or out of the Premises, or due to the same being in or upon the Premises, shall be repaired by and at the sole cost of Tenant. No furniture, equipment, or other bulky matter of any description will be received into the Building or carried in the elevators except as approved by Landlord and all such furniture, equipment, and other bulky matter shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator. All moving of furniture, equipment, and other materials shall be under the direct control and supervision of Landlord who shall not, however, be responsible for any damage to or charges for moving the same. Tenant agrees promptly to remove from the sidewalks adjacent to the Building any of Tenant’s furniture, equipment, or other materials there delivered or deposited.

ARTICLE 12

TENANT’S EQUIPMENT

Tenant will not install or operate in the Premises any electrically operated equipment or machinery that operates on greater than 110 volt power or anything other than normal office equipment and appliances, without first obtaining the prior written consent of Landlord, which consent shall be in Landlord’s sole and absolute discretion and, without limitation, Landlord may condition such consent upon the payment by Tenant of additional rent in compensation for the excess consumption of electricity or other utilities (including, but not limited to, any excess utility, sales or other taxes and resultant increases in electricity charges for the Building) and for the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment or machinery. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacement or additions to, or in the use of, the water system, heating system, plumbing system, air-conditioning system or electrical system of the Premises or in the Building, without first obtaining the prior written consent of Landlord, which consent shall be in Landlord’s sole and absolute discretion. Any machines and mechanical equipment belonging to Tenant which causes noise or vibrations that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenant in the Building shall be installed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord, or shall be removed from the Premises.

ARTICLE 13

INSPECTIONS BY LANDLORD

Tenant shall permit Landlord or its agents or representatives to enter the Premises, at any time and from time to time, without charge therefor to Landlord and without diminution of the

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rent payable by Tenant, to examine, inspect, and protect the Premises and the Building, to make such alterations and/or repairs at Landlord’s sole cost and expense, as in Landlord’s sole judgment may be deemed necessary, unless any given condition requiring correction was caused by Tenant, or to exhibit the same to prospective mortgagees and, during the last twelve (12) months of the Lease Term, to prospective tenants. In connection with any such entry, Landlord shall endeavor to minimize the disruption to Tenant’s use of the Premises, but Landlord shall not be required to perform any alterations or repairs at a time other than normal working hours.

ARTICLE 14

INSURANCE

Section 14.1 Tenant’s Insurance. Tenant covenants and agrees to procure at its expense on or before the Lease Commencement Date and to keep in force during the Lease Term naming Landlord, DuPont Fabros Development LLC, Jaguar Management LLC, its management agent for the Property (the “Agent”), and Tenant as insured parties: (x) a commercial general liability insurance policy or such successor comparable form of coverage in the broadest form then available (hereinafter referred to as a “Liability Policy”) written on an “occurrence basis” including without limitation, blanket contractual liability coverage, broad form property damage, independent contractor’s coverage and personal injury coverage, protecting Landlord, the Agent and Tenant against any liability whatsoever, occasioned by any occurrence on or about the Premises or any appurtenances thereto, (y) a fire and other casualty policy (a “Fire Policy”) insuring the full replacement value of Tenant’s leasehold improvements, regardless of by whom installed, and all of the furniture, trade fixtures and other personal property of Tenant located in the Premises against loss or damage by fire, theft and such other risks or hazards, and (z) a policy of insurance against loss or damage to the major components of the air-conditioning and heating system, flywheels, steam pipes, steam turbines, steam engineer, steam boilers, and other pressure vessels, high pressure piping and machinery, if any, such as are installed by or on behalf of Tenant in the Premises except as to items of Landlord’s Work. Such policies shall also insure against physical damage to the Premises arising out of an accident covered thereunder; such policies are to be written by good and solvent insurance companies licensed to do business in the District of Columbia satisfactory to Landlord, shall have not less than a Best’s A+ 10 rating and shall be in such limits and with such maximum deductibles as Landlord may reasonably require. As of the date of this Lease, Landlord reasonably requires limits of liability under: clause (x) above, the Liability Policy of not less than $2,000,000 combined single limit per occurrence for bodily or personal injury (including, death); clause (y) above, the value of Tenant’s leasehold improvements, furniture, trade fixtures and other personal property with a deductible of no more than $1,000.00; and clause (z) above, machinery insurance for full replacement cost of equipment with a deductible of no more than $1,000.00. Tenant will furnish Landlord with such information as Landlord may reasonably request from time to time as to the value of the items specified in clause (y) above within ten (10) days after request therefor. Such insurance may be carried under a blanket policy covering the Premises and other locations of Tenant, if any, provided that each such policy shall in all respects comply with this Article and shall specify (i) that the portion of the total coverage of such policy that is allocated to the Premises is in the amounts required pursuant to this Section 14.1 and (ii) any sublimits in such blanket policy and such policy shall specify, or Tenant shall furnish Landlord a written statement from the insurer under such policy, that the protection afforded Tenant under any such blanket policy shall be no

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less than that which would have been afforded under a separate policy relating only to the Premises. Prior to the time insurance under this Section 14.1 is first required to be carried by Tenant and thereafter, at least 30 days prior to the expiration date of any such policy, Tenant agrees to deliver to Landlord a certificate evidencing such insurance and payment of the premium therefor. Said certificate shall contain an endorsement that such insurance may not be canceled or amended except upon 30 days’ prior written notice to Landlord. Tenant’s failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder entitling Landlord to exercise any or all of the remedies provided in this Lease in the event of Tenant’s default. Notwithstanding, anything to the contrary contained in this Lease, the carrying of insurance by Tenant in compliance with this Section shall not modify, reduce, limit or impair Tenant’s obligations and liabilities under any and every indemnity by Tenant to Landlord set forth in this Lease.

Section 14.2 Indemnity by Tenant. Tenant shall indemnify and defend Landlord and save it harmless from and against any and all liabilities, damages, costs or expenses, including attorneys’ fees, arising from any act, omission, or negligence of Tenant or its officers, contractors, licensees, agents, employees, guests, invitees, or visitors in or about the Building, the Premises or the Property or arising (i) from Tenant’s or its agent’s use, occupancy, repair or maintenance of the Premises, the Building or the common area or the business conducted by Tenant therein, (ii) from any breach or default under this Lease by Tenant, or (iii) from, or relating to, the enforcement by Landlord of the provisions of this Lease as against Tenant, or arising from any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Building, the Premises or the Property. This provision shall not be construed to make Tenant responsible for loss, damage liability or expense resulting from injuries to third parties to the extent caused solely and directly by the negligence of Landlord, or its officers, contractors, licensees, agents, employees, or invitees.

Section 14.3 Increases in Insurance Rates. Tenant shall not do or permit to be done any act or thing upon or about the Premises or the Property, which will (i) result in the assertion of any defense by the insurer or any claim under, (ii) invalidate or (iii) be in conflict with, the policies covering the Building, the Property, and fixtures and property therein, or which would increase the rate of fire insurance applicable to the Property to an amount higher than it otherwise would be; and Tenant shall neither do nor permit to be done any act or thing, upon or about the Premises or the Property which shall or might subject Landlord to any liability or responsibility for injury to any person or persons or to property; but nothing in this Section shall prevent Tenant’s use of the Premises for the purposes stated in this Lease. If, as a result of any act or omission by or on the part of Tenant or violation of this Lease by Tenant, whether or not Landlord has consented to the same, the rate of “All Risk” or other type of insurance maintained by Landlord on the Building, shall be increased to an amount higher than it otherwise would be, Tenant shall reimburse Landlord for all increases of Landlord’s insurance premiums so caused, through the end of the policy year during which the insurance premium was increased; such reimbursement to be additional rent payable within 5 days after demand therefor by Landlord. If, due to abandonment of, or failure to occupy the Premises by Tenant, any such insurance shall be canceled by the insurance carrier, then Tenant hereby indemnifies Landlord against liability which would have been covered by such insurance. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make-up” of rates for the Property or Premises issued by the body making fire insurance rates or established by insurance carrier providing,

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coverage for the Property or Premises shall be presumptive evidence of the facts stated therein including the items and charges taken into consideration in fixing the “All Risk” insurance rate then applicable to the Building or Premises.

Section 14.4 Notice of Accidents. Tenant shall immediately give Landlord written notice in case of fire or accidents in the Premises.

Section 14.5 Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Lease, Tenant agrees that it will, at its sole cost and expense, include in its property insurance policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Landlord, and any tenant of space in the Building, with respect to losses payable under such policies, and (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies. Tenant shall furnish Landlord evidence satisfactory to Landlord evidencing the inclusion of said clauses in Tenant’s property insurance policies. Provided that Landlord’s right of full recovery under its property insurance policies is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Building and fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance, notwithstanding, that such loss or damage may result from the negligence or fault of Tenant, its servants, employees or agents. Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its agents, servants and employees, and against every other tenant in the Building which shall have executed a similar waiver as set forth in this Section, for loss or damage to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent that same is covered by Tenant’s insurance, as required by this Lease whether or not such insurance is maintained, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant or the servants, agents or employees thereof.

ARTICLE 15

SERVICES AND UTILITIES

Section 15.1 Services and Utilities. Subject to Force Majeure events, Landlord shall furnish to the Premises (through the existing Building system), during normal hours of operations of the Building, air-conditioning and heat during the seasons when they are required, as and to the extent determined in Landlord’s reasonable judgment. Landlord shall also provide to the Premises electricity and water, 24 hours per day, for standard office equipment, as and to the extent determined by Landlord. Landlord shall provide char and janitorial service after 6:00 p.m. on Monday through Friday only (excluding legal holidays), as specified in EXHIBIT D hereto. Landlord will also provide at least one elevator subject to call; provided, however, that Landlord shall have the right to remove elevators from service as may be required for moving freight, or for servicing or maintaining the elevators and/or the Building. The normal hours of operation of the Building will be 8:00 a.m. to 6:00 p.m. on Monday through Friday (except legal holidays) and 8:00 a.m. to 1:00 p.m. on Saturday (except legal holidays). There will be no normal hours of operation of the Building on Sundays or legal holidays and Landlord shall not be

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obligated to maintain or operate the Building at such times unless special arrangements are made by Tenant. Tenant shall have access to the Building and the Premises twenty-four (24) hours per day, three hundred sixty-five (365) days per year, (i) subject to such access control procedures, restrictions and other regulations as Landlord may promulgate, (ii) subject to exclusion during emergencies or repairs if, in Landlord’s sole judgment, such exclusion is necessary, and (iii) for after hours access, via an electronic or other access control system. Landlord shall provide all electric bulbs and fluorescent tubes in Building standard light fixtures in the public areas of the Building, and fifteen keys to the Leased Premises at no cost to Tenant, but all additional keys including replacements for lost keys shall be issued only upon the payment of a reasonable cost for each additional key. Tenant shall pay for the replacement of all above standard light bulbs. Landlord will not be required to furnish Tenant with any other services except as expressly provided in this Lease.

Landlord will furnish all services and utilities required by this Lease only during the normal hours of operation of the Building unless otherwise specified herein. It is also agreed that if Tenant requires air-conditioning or heat beyond the normal hours of operation set forth herein, Landlord will furnish such air-conditioning or heat provided Tenant gives Landlord’s agent sufficient advance notice of such requirement, and Tenant hereby agrees to pay for such extra service in accordance with Landlord’s then current schedule of costs and assessments for such extra service. Tenant shall also be responsible for and agrees to pay the cost of all above-standard or non-standard uses of the utilities and services provided to the Premises.

Section 15.2 Interruption of Services and Utilities. No damages, compensation, or claim shall be payable by Landlord, and this Lease and the obligations of Tenant to perform all of its covenants and agreements hereunder shall in no way be affected, impaired, reduced, or excused, in the event that there shall be an interruption, curtailment, or suspension of the Building’s HVAC, utility, sanitary, elevator, water, telecommunications, security (including equipment devices and/or personnel, if any), or other Building systems serving the Premises or any other services required of Landlord under this Lease (an “Interruption of Services”), by reason of: (i) any casualty, including casualty caused by fire, war, terrorism, and bioterrorism (“Casualty”); (ii) an accident; (iii) an emergency; (iv) shortages of labor or materials; or (v) any other causes of any kind whatsoever that are beyond the control of Landlord, including, but not limited to: (A) lack of access to the Building or the Premises (which shall include, but not be limited to, the lack of access to the Building or the Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas); (B) any cause outside the Building; (C) reduced air quality or other contaminants within the Building that would adversely affect the Building or its occupants (including, but not limited to the presence of biological or other airborne agents within the Building or the Premises); (D) disruption of mail and deliveries to the Building or the Premises resulting from a Casualty; (E) disruption of telephone and telecommunications services to the Building or the Premises resulting from a Casualty; or (F) blockages of any windows, doors, or walkways to the Building or the Premises resulting from a Casualty.

Landlord reserves the right, without any liability to Tenant, except as otherwise expressly provided in this Lease, and without being in breach of any covenant of this Lease, to effect an Interruption of Service, as required by this Lease or by law, or as Landlord in good faith deems advisable, whenever and for so long as may be necessary, to make repairs, alterations, upgrades,

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changes, or for any other reason, to the Building’s HVAC, utility, sanitary, elevator, water, telecommunications, security, or other Building systems serving the Premises, or any other services required of Landlord under this Lease.

In each instance, Landlord shall exercise reasonable diligence to eliminate the cause of the Interruption of Service, if resulting from conditions within the Building and to conclude the Interruption of Service. Landlord shall give Tenant notice, when practicable, of the commencement and anticipated duration of such Interruption of Services.

The occurrence of an Interruption of Service pursuant to this Section 15.2 shall not: (i) constitute an actual or constructive eviction of Tenant, in whole or in part; (ii) entitle Tenant to any abatement or diminution of rent, additional rent, or any other costs due from Tenant pursuant to this Lease; (iii) relieve or release Tenant from any of its obligations under this Lease; or (iv) entitle Tenant to terminate this Lease.

Section 15.3 Conservation Controls. The parties hereto agree to comply with all mandatory and voluntary energy, water, or other conservation controls or requirements applicable to office buildings required by the Federal or District of Columbia governments or any public utility or insurance carrier including, without limitation, controls on the permitted range of temperature settings in office buildings or requirements necessitating curtailment of the volume of energy consumption or the hours of operation of the Building. Any terms or conditions of this Lease that conflict or interfere with compliance by Landlord with such controls or requirements shall be suspended for the duration of such controls or requirements. It is further agreed that compliance with such controls or requirements shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement or reduction of any rent payable hereunder.

ARTICLE 16

LIABILITY OF LANDLORD

Section 16.1 No Liability of Landlord. Landlord shall not be liable to Tenant, its employees, agents, business invitees, licensees, customers, clients, family members or guests for any damage, injury (including death), loss, compensation, or claim, including, but not limited to, claims for the interruption or loss of Tenant’s business, based on, arising out of, or resulting from any cause whatsoever, including, but not limited to, the following: repairs to any portion of the Premises or the Building; the negligence of Landlord or any of its servants, agents or employees; interruption in the use of the Premises; any accident or damage resulting from the use or operation (by Landlord, Tenant, or any other person or persons) of elevators, or of the heating, air-conditioning, electrical, or plumbing equipment or apparatus; the termination of this Lease by reason of the destruction of the Premises; any fire, explosion, falling plaster, steam, gas, robbery, theft, mysterious disappearance, and/or any other casualty; the actions of any other tenants of the Building or of any other person or persons; any failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder; any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes, appliances or plumbing work in the Building or from the roof, street or subsurface or resulting from dampness or from any other

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cause of whatsoever nature. The occurrence of any of the foregoing items described in this Section shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement, set-off, counterclaim against, or reduction of, any rent payable hereunder. Any goods, property, or personal effects stored or placed by Tenant or its employees in or about the Premises or Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. It is understood that the employees of Landlord are prohibited from receiving any packages or other articles delivered to the Building for Tenant, and if any such employee receives any such package or articles, such employee shall be acting as the agent of Tenant for such purposes and not as the agent of Landlord. In no event shall Tenant make any claim against Landlord for consequential, indirect or special damages. Notwithstanding the foregoing provisions of this Section 16.1, Landlord shall not be released from liability to Tenant for any damage or injury caused by the willful misconduct of Landlord or its employees.

Section 16.2 Transfer by Landlord. In the event that at any time Landlord shall sell or transfer the Building, the Landlord named herein shall not be liable to Tenant for any obligations or liabilities based on or arising out of events or conditions occurring on or after the date of settlement and recordation of the deed pursuant to such sale or transfer.

Section 16.3 Disputed Payments. In the event that at any time during the Lease Term Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any rent or other sums payable to Landlord hereunder, it being understood that Tenant’s sole method for recovering upon such claim shall be to institute an independent action against Landlord.

Section 16.4 Attorneys’ Fees. If, as a result of any alleged breach or default in the performance of any of the provisions of this Lease, Landlord uses the services of an attorney in order to secure compliance with such provisions or recover damages therefor or possession of the Premises, or if Landlord is made a party to any action as a result of any alleged act or failure to act of Tenant, then Tenant shall reimburse Landlord, upon demand for any and all reasonable attorneys’ fees and expenses so incurred by Landlord, as additional rent within five (5) days after Landlord’s demand therefor.

Section 16.5 Extent of Landlord’s Liability. Notwithstanding any other provision of this Lease whatsoever, no recourse shall be had on any of Landlord’s obligations hereunder or for any claim based thereon or otherwise in respect thereof against any incorporator, subscriber to the capital stock, shareholder, officer or director, past, present or future, of any corporation, or any partner or joint venturer of any partnership or joint venture, which shall be Landlord hereunder or included in the term “Landlord” or of any successor of any such corporation, partnership or joint venture, or against any principal, disclosed or undisclosed, or any affiliate of any party which shall be Landlord or included in the term “Landlord”, whether directly or through Landlord or through any receiver, assignee, trustee in bankruptcy or through any other person, firm or corporation, whether by virtue of any constitution, statute or rule of law or by enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Tenant. Tenant shall look solely to Landlord’s estate and interest in the Property, or the lease of the Building or of the Property, and the Premises, for the satisfaction of any right or remedy of Tenant for the collection of a judgment or other judicial process or

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arbitration award requiring the payment of money by Landlord and no other property or assets of Landlord, Landlord’s agents, incorporators, shareholders, officers, directors, partners, principals (disclosed or undisclosed) or affiliates shall be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Tenant’s rights and remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or under law, or Tenant’s use and occupancy of the Premises, or any other liability of Landlord to Tenant.

ARTICLE 17

RULES AND REGULATIONS

Tenant and its agents, employees, invitees, licensees, customers, clients, family members, guests and permitted subtenants shall at all times abide by and observe the rules and regulations promulgated by Landlord and attached hereto as EXHIBIT C. In addition, Tenant and its agents, employees, invitees, licensees, customers, clients, family members, guests and permitted subtenants shall abide by and observe all other rules or regulations that Landlord may promulgate from time to time for the operation and maintenance of the Building, provided that notice thereof is given to Tenant and such rules and regulations are not inconsistent with provisions of this Lease. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules and regulations or the terms, conditions, or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules or regulations by any other tenant or its employees, agents, business invitees, licensees, customers, clients, family members or guests.

ARTICLE 18

DAMAGE OR DESTRUCTION

Section 18.1 Casualty. If during the Lease Term the Premises or the Building are totally or partially damaged or destroyed by a casualty, thereby rendering the Premises totally or partially inaccessible or unusable, Landlord shall diligently (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company involved) restore and repair the Premises and the Building to substantially the same condition in which they were prior to such damage; provided, however, that Landlord’s obligation to repair such damage shall not exceed the proceeds of insurance available to Landlord (reduced by any proceeds retained pursuant to the rights of Mortgagee). If such damage or destruction was caused by the act or omission of Tenant or any of its employees, agents, licensees, subtenants, customers, clients, family members, or guests, upon written demand from Landlord, Tenant shall pay to Landlord the amount by which such costs and expenses exceed the insurance proceeds, if any, received by Landlord on account of such damage or destruction. Notwithstanding the foregoing, if, in Landlord’s sole judgment, the repairs and restoration cannot be completed within one hundred twenty (120) days after the occurrence of such damage (taking into account the time needed for removal of debris, preparation of plans, and issuance of all required governmental permits), Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice of termination to Tenant within forty-five (45) days after the occurrence of such damage. If this Lease is terminated pursuant to the preceding sentence, all rent payable hereunder shall be apportioned and paid to the date of the occurrence of such damage. If this Lease is not

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terminated as a result of damage, and provided that such damage was not caused by the act or omission of Tenant or any of its employees, agents, licensees, subtenants, customers, clients, family members, or guests, until the repair and restoration of the Premises is completed Tenant shall be required to pay fixed monthly rent and additional rent only for that part of the Premises that Tenant is able to use while repairs are being made, based on the ratio that the amount of usable rentable area bears to the total rentable area in the Premises.

Section 18.2 Limitations on Landlord’s Obligations. Notwithstanding anything in Section 18.1 or any other part of this Lease, if Landlord is obligated to repair and restore the Premises as provided in Section 18.1, Landlord shall not be required to repair or restore any decorations, alterations, or Improvements (as defined in Section 10.2) to the Premises previously made (regardless of by whom made) or any trade fixtures, furnishings, equipment, or personal property belonging to Tenant. It shall be Tenant’s sole responsibility to repair and restore all such items.

Section 18.3 Right to Terminate. Notwithstanding anything to the contrary contained herein, if there is a destruction of the Building that exceeds twenty-five percent (25%) of the replacement value of the Building from any risk, whether or not the Premises are damaged or destroyed, Landlord shall have the right to terminate this Lease by written notice to Tenant.

ARTICLE 19

CONDEMNATION

Section 19.1 Termination for Condemnation. If the whole or a substantial part (as hereinafter defined) of the Premises and/or the Building or the use or occupancy of the Premises shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such taking), then this Lease shall terminate on the date title thereto vests in such governmental or quasi-governmental authority, and all rent payable hereunder shall be apportioned as of such date. If less than a substantial part of the Premises (or the use and occupancy thereof) is taken or condemned by any governmental or quasi-governmental authority for any public or quasi public use or purpose (including a sale thereof under threat of such a taking), this Lease shall continue in full force and effect, but the fixed monthly rent and additional rent thereafter payable hereunder shall be equitably adjusted (on the basis of the ratio of the number of square feet of rentable area taken to the total rentable area in the Premises prior to such taking) as of the date title vests in the governmental or quasi-governmental authority. For purposes of this Section 19.1, a substantial part of the Premises shall be considered to have been taken if more than twenty-five percent (25%) of the Premises is rendered unusable as a result of such taking.

Section 19.2 Award. All awards, damages, and other compensation paid by the condemning authority on account of the taking or condemnation (or sale under threat of such a taking) shall belong to Landlord, and Tenant hereby assigns to Landlord all rights to such awards, damages and compensation. Tenant agrees not to make any claim against Landlord or the condemning authority for any portion of such award or compensation attributable to damages to the Premises, the value of the unexpired term of this Lease, the loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall

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prevent Tenant from pursuing a separate claim against the condemning authority for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and for relocation expenses, provided that such claim shall in no way diminish the award or compensation payable to or recoverable by Landlord in connection with such taking or condemnation.

ARTICLE 20

DEFAULT BY TENANT

Section 20.1 Defaults. The occurrence of any of the following shall constitute a default by Tenant under this Lease:

(a) If, following ten (10) days written notice from Landlord, Tenant fails to make any payment of fixed annual rent, fixed monthly rent, additional rent, or any other sum due under this Lease when due.

(b) If Tenant violates or fails to perform any other term, condition, covenant or agreement to be performed or observed by Tenant under this Lease (other than as specified in Sections 20.1 (a), 20.1 (c) through (g), 20.2, 21.1 and 24.2), and such violation or failure shall continue for thirty (30) days after written notice from Landlord to Tenant of such violation or failure.

(c) If Tenant abandons or vacates the Premises.

(d) If Tenant or any guarantor (i) is voluntarily adjudicated a bankrupt or insolvent, (ii) seeks or consents to the appointment of a receiver or trustee for itself or for all or a part of its property, (iii) files a petition seeking relief under the bankruptcy or similar laws of the United States or any state or any other jurisdiction, (iv) makes a general assignment for the benefit of creditors, or (v) admits in writing its inability to pay its debts as they mature.

(e) If a petition is filed against Tenant or any guarantor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state law or other statute, law, or regulation and shall remain undismissed or unstayed for thirty (30) days, or if any trustee, receiver or liquidator of Tenant or any guarantor, or of all or any substantial part of its properties, shall be appointed without the consent or acquiescence of Tenant or any guarantor, and such appointment shall remain unvacated or unstayed for thirty (30) days.

(f) If any attachment or execution of any type is issued against Tenant or any guarantor, or Tenant’s property located on the Premises, or Tenant’s rights or interest in the Lease, or guarantor’s or Tenant’s assets of any type or nature whatsoever, including but not limited to federal, state, or municipal tax liens, and such is not dismissed or, released within ten (10) days thereafter.

(g) If Tenant violates Article 8 of this Lease.

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Section 20.2 Landlord’s Rights. If Tenant shall be in default under this Lease, Landlord shall have the right, at its sole option, to terminate this Lease. If suit is instituted by Landlord in connection with enforcement of any provision of this Lease against Tenant, all attorneys’ fees incurred by Landlord, together with the costs and expenses of litigation, shall be paid by Tenant upon demand by Landlord. With or without terminating this Lease, Landlord may re-enter and take possession of the Premises and the provision of this Article 20 shall operate as a notice to quit, and any other notice to quit or notice of Landlord’s intention to re-enter the Premises is hereby expressly waived. If necessary, Landlord may proceed to recover possession of the Premises under and by virtue of the laws of the District of Columbia, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of the Landlord to be done and performed shall cease without prejudice, however, to the right of Landlord to recover from Tenant all rent and other sums (together with the full amount of any abated rent and brokerage commissions paid by Landlord hereunder) accrued up to the time of termination or recovery of possession by Landlord, whichever is later. Whether or not this Lease is terminated by reason of Tenant’s default, the Premises may be relet by Landlord for such rent and upon such terms as Landlord deems reasonable under the circumstances and, if the full rental provided herein plus the costs, expenses, and damages described below shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in fixed and additional rent, return of any and all abated rent and brokerage commissions paid by Landlord hereunder, reasonable attorneys’ fees, brokerage fees and the expenses of placing the Premises in first-class rentable condition. Any damages or loss of rent sustained by Landlord may be recovered by Landlord, at Landlord’s option, at the time of the reletting or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or, at Landlord’s option, may be deferred until the expiration of the Lease Term, in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of the Lease Term. The provisions contained in this Section 20.2 shall be in addition to, and shall not prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of this Lease.

Section 20.3 Liquidated Damages. If Landlord terminates this Lease pursuant to Section 20.2, Landlord shall forthwith, upon such termination, and any other provisions of this Lease to the contrary notwithstanding, become entitled to recover from Tenant as and for liquidated damages for Tenant’s default hereunder, the difference, discounted to present value by applying a discount rate equal to five percent (5%), between (i) the annual fixed rent reserved hereunder for the unexpired portion of the Lease Term, and (ii) the actual rent received by Landlord for the Premises or, if not received, the estimated cash rental value of the Premises for such unexpired portion of the Lease Term (unless the statute that governs or shall govern the proceedings in which such damages are to be proved limits or shall limit the amount of such claim capable of being so proved, in which case Landlord shall be entitled to prove as and for liquidated damages an amount equal to that allowed by or under any such statute). The provisions of this Section shall be without prejudice to Landlord’s right to prove and collect, in full, damages for all rent and additional rent accrued prior to the termination of this Lease, but not paid. In calculating such liquidated damages, the then cash rental value of the Premises shall be deemed prima facie to be the actual rent received by Landlord for the Premises or, if not received, the estimated cash rental value of the Premises upon any reletting, as determined by an appraiser selected by Landlord, if such reletting can be accomplish by Landlord within a reasonable time after the termination of this Lease. Tenant also shall not be entitled to receive any excess of any such rents collected over the rents reserved herein.

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Section 20.4 Landlord’s Rights Cumulative. All rights and remedies of Landlord set forth herein are in addition to all other rights and remedies available to Landlord at law or in equity. All rights and remedies available to Landlord hereunder at law or in equity are expressly declared to be cumulative. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy.

Section 20.5 No Waiver By Landlord. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Tenant hereunder or of any of Landlord’s rights or remedies in connection therewith. Landlord shall not be deemed to have waived any default by Tenant hereunder unless such waiver is set forth in a written instrument signed by Landlord. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition, or agreement set forth in this Lease except as to the specific circumstances described in such written waiver. If Landlord institutes proceedings against Tenant and a compromise or settlement thereof is made, the same shall not constitute a waiver of the same or any other covenant, condition, or agreement set forth herein nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the installments of fixed rent, additional rent, or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy available to Landlord. No reentry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

Section 20.6 Landlord’s Right to Cure. If Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to make such payment or do such act. If Landlord elects to make such payment or do such act, all costs and expenses incurred by Landlord, plus interest thereon at the rate of eighteen percent (18%) per annum, from the date paid by Landlord to the date of payment thereof by Tenant, shall be immediately paid by Tenant to Landlord upon demand; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. The taking of such action by Landlord shall not be considered as a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to pursue in connection with such default.

Section 20.7 Landlord’s Lien. Landlord shall have a lien upon, and Tenant hereby grants to Landlord a security interest in, all personal property of Tenant located in the Premises, as security for the payment of all rent and the performance of all other obligations of Tenant required by this Lease. In order to perfect and enforce said lien and security interest, Tenant agrees to execute all required financing statements. At any time after a default by Tenant hereunder. Tenant shall not sell, transfer or remove from the Premises all or any portion of Tenant’s property and Landlord may seize and take possession of any and all personal property belonging to Tenant which may be found in and upon the Premises. If Tenant fails to redeem the

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personal property so seized by payment of all sums due Landlord under and by virtue of this Lease, Landlord shall have the right, after twenty (20) days’ written notice to Tenant, to sell such personal property so seized at public or private sale and upon such terms and conditions as may appear advantageous to Landlord. After the payment of all proper charges incident to such sale, the proceeds thereof shall be applied to the payment of any and all sums due to Landlord pursuant to this Lease. In the event there shall be any surplus remaining after the payment of any sums due to Landlord, such surplus shall be paid over to Tenant.

ARTICLE 21

SUBORDINATION AND ATTORNMENT

Section 21.1 Subordination. This Lease and Tenant’s interest hereunder is and shall remain subject and subordinate to the lien of all existing and all current and future mortgages and/or any ground leases (which term “mortgages” shall include both construction and permanent financing and shall include deeds of trust and similar security instruments, and ground leases) which may now or hereafter encumber the Building, the Land, or any part thereof, and to all and any renewals, extensions, modifications, recastings, or refinancings thereof. At any time after the execution of this Lease, the holder of any mortgage to which this Lease is subordinate shall have the right to declare this Lease to be superior to the lien of such mortgage and Tenant agrees to execute all documents required by such holder in confirmation thereof.

The foregoing subordination shall be automatic and shall not require execution of a separate instrument of subordination to be effective; however, in confirmation of the foregoing subordination, Tenant shall, within ten (10) days after Landlord’s request, execute any requisite or appropriate certificate or other document. Tenant hereby constitutes and appoints Landlord as Tenant’s attorney-in-fact to execute any such certificate or other document for or on behalf of Tenant.

Landlord shall make reasonable efforts to obtain from any present or future mortgagee of the Building or the Land a non-disturbance agreement with respect to the Premises in such mortgagee’s standard form, subject to mortgagee’s acceptance; provided, however, that (i) Tenant shall pay all costs in connection therewith, and (ii) the failure to obtain any such non-disturbance agreement shall have no effect on the subordination provided for in this Section 21.1.

Section 21.2 Attornment. Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage encumbering the Building, the Land, or any part thereof, or the termination of any ground lease affecting the Building, the Land, or any part thereof, Tenant shall attorn to the purchaser at such foreclosure sale or any ground lease, as the case may be, if requested to do so by such party, and shall recognize such party as the Landlord under this Lease, and Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event any such foreclosure proceeding is prosecuted or completed. Tenant agrees to execute all documents required by such holder in confirmation thereof within ten (10) days of Landlord’s request.

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ARTICLE 22

DELIVERY AT END OF LEASE TERM

Section 22.1 Surrender of Premises. On the date of the expiration of the Lease Term, Tenant shall quit and surrender the Premises broom clean and in good condition and repair (ordinary wear and tear and damage excepted, together with all Improvements which may have been made in or attached to the Premises, unless otherwise directed by Landlord pursuant to Section 10.3 hereof. If, for any reason, Tenant fails to surrender the Premises on the expiration or earlier termination of this Lease with all removal and repair obligations completed, then, in addition to any other provisions of this Lease, Tenant shall indemnify, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against all judgments, suits, causes of action, damages, loses, liabilities and expenses (including attorneys’ fees and court costs) resulting from such failure to surrender, including, without limitation, any claim made by any succeeding tenant based thereon. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

Section 22.2 Holding Over. In the event that Tenant or any party claiming under Tenant shall not immediately surrender the Premises on the date of the expiration of the Lease Term, Tenant shall become a Tenant by the month at two hundred percent (200%) of the fixed monthly rent in effect during the last month of the Lease Term for each month plus one hundred fifty percent (150%) of all additional rent in effect during the last month of the Lease Term (subject to increases thereafter as determined by Landlord in accordance with the provisions of this Lease). Said monthly tenancy shall commence on the first day following the expiration of the Lease Term. As a monthly Tenant, Tenant shall be subject to all the terms, conditions, covenants, and agreements of this Lease, except as to the amount of the monthly rent, which shall be in the amount specified in this Section 22.2. As a monthly tenant, Tenant shall give to Landlord at least thirty (30) days’ written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty (30) days’ written notice to quit the Premises, unless Tenant is in default hereunder, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days notice to quit being hereby expressly waived. Notwithstanding the foregoing provisions of this Section 22.2, acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a hold over hereunder or result in an extension of this Lease.

ARTICLE 23

COVENANTS OF LANDLORD AND RESERVATION OF RIGHTS

Section 23.1 Covenants of Landlord. Landlord covenants that it has the right to make this Lease for the term aforesaid and that if Tenant shall pay all rent and additional rent when due and punctually perform all of the covenants, terms, conditions, and agreements of this Lease to be performed by Tenant, Tenant shall have the right, during the term hereby created, to freely, peaceably, and quietly occupy and enjoy the full possession of the Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of Article 21 and Section 23.2 hereof.

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Section 23.2 Landlord’s Reservation of Rights. Landlord hereby reserves to itself and its successors and assigns the following rights (all of which are hereby consented to by Tenant): (i) to change the street address and/or name of the Building and/or the arrangement and/or location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of the Building and to change the design or configuration of the Building; (ii) to erect, use, and maintain pipes and conduits and other such facilities to serve the Building’s tenants in and through the Premises; (iii) to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building; (iv) to control the use of the roof and exterior walls of the Building for any purpose; and (v) to perform such other acts and make such other changes with respect to the common area and Building as Landlord may, in the exercise of sound business judgment, deem appropriate. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or of Tenant’s use or occupancy of the Premises.

ARTICLE 24

GENERAL PROVISIONS

Section 24.1 No Representations. Tenant acknowledges that neither Landlord nor any broker, agent, or employee of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements, or licenses are acquired by Tenant except as herein expressly set forth.

Section 24.2 Financing Requirements. If any person, including, but not limited to, any bank, insurance company, pension or welfare fund, savings and loan association, real estate investment trust, business trust, or other financial institution providing any mortgage, interim construction financing for the Building and/or any mortgage permanent financing for the Building or the Property requires, as a condition of such financing, that (A) modifications to this Lease be obtained, and provided that such modifications (i) do not adversely affect Tenant’s use of the Premises as herein permitted, and (ii) do not increase the rentals and other sums required to be paid by Tenant hereunder, Landlord shall submit an amendment to this Lease containing such required modifications to Tenant and/or that (B) Tenant (and any Guarantor) provide current financial statements. Tenant agrees to execute said amendment and/or provide such updated financials within thirty (30) days after receipt of such amendment. If Tenant does not enter into and execute said written amendment hereto incorporating such required modifications and/or such updated financials within thirty (30) days after the same has been submitted to Tenant by Landlord, then Landlord shall thereafter have the right, at its sole option, to do any or more of the following, at Landlord’s option: (1) cancel this Lease, (2) to sign said amendment on behalf of Tenant pursuant to a power of attorney, which is hereby expressly granted to the Landlord by Tenant, or (3) to declare an event of default under this Lease. Such options shall be exercisable by Landlord giving Tenant written notice of the option elected.

Section 24.3 No Partnership. Nothing contained in this Lease shall be construed as creating a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of Landlord and Tenant.

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Section 24.4 Brokers. Landlord and Tenant each represent and warrant to the other that, neither of them has employed or dealt with any broker, agent, or finder in carrying on the negotiations relating to this Lease. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any claim or claims for brokerage or other commissions arising from or out of any breach of the foregoing representation and warranty by the respective indemnitor.

Section 24.5 Tenant Estoppel Certificates. Tenant agrees, at any time, from time to time, upon not less than ten (10) days’ prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect and stating the modifications including rent) and that Tenant has given no notice of termination; (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant; (iii) stating whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement, or condition contained in this Lease and, if so, specifying the nature of such default and specifying any defenses, counterclaims, setoffs, or concessions against rent; (iv) if any improvements are required to be performed by Landlord under this Lease, stating that all such work has been satisfactorily completed or, if not, providing a list of items excepted; (v) stating any sublease or assignments; (vi) stating the amount of any security deposit or prepaid rent, and any other certification reasonably required by Landlord; and (vii) stating the address to which notices to Tenant are to be sent. Any such statement delivered by Tenant may be relied upon by any owner of the Building or the Land upon which it is situated, any prospective purchaser of the Building or such Land, any mortgagee or prospective mortgagee of the Building or such Land or of Landlord’s interest therein, or any prospective assignee of any such mortgagee. Any failure by Tenant to execute, acknowledge and deliver any certificate or other document within the aforesaid ten (10) day period, shall be deemed a default under this Lease. Any such statement delivered by Landlord as Tenant’s attorney-in-fact may be relied upon as aforesaid.

Section 24.6 Waiver of Jury Trial. LANDLORD AND TENANT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

Section 24.7 Notices. Whenever any notice, demand or request is required or permitted hereunder, such notice, demand or request shall be hand-delivered or sent by United States Mail, registered or certified, return receipt requested, postage prepaid, to the addresses set forth below:

TENANT:	DuPont Fabros Development LLC At the Premises

LANDLORD:	Jaguar Properties LLC c/o DuPont Fabros Development LLC 1707 H Street, N.W., Suite 1000 Washington, D.C. 20006 Attn: Hossein Fateh and Lammot J. du Pont

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With a copy to:	Grubb & Ellis Management Services, Inc. 1341 G Street, N.W., Suite 77 Washington, D.C. 20006

With a copy to:	Cooley Godward LLP 11951 Freedom Drive Suite 1500 Reston, Virginia 20190 Attn: Susan Stevens Mullen, Esq.

Any notice, demand, or request which shall be served upon either of the parties in the manner aforesaid shall be deemed sufficiently given for all purposes hereunder (i) at the time such notice, demand, or request is hand-delivered in person or (ii) on the third day after the mailing of such notice, demand, or request in accordance with the preceding portion of this Section 24.7.

Either Landlord or Tenant shall have the right from time to time to designate by written notice to the other party such other places in the United States as Landlord or Tenant may desire written notice to be delivered or sent in accordance herewith; provided, however, at no time shall either party be required to send more than an original and two copies of any such notice, demand, or request required or permitted hereunder.

Section 24.8 Partial Invalidity. If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

Section 24.9 Pronouns. Feminine or neuter pronouns shall be substituted for those of masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

Section 24.10 Successors and Assigns. The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors, and assigns subject to the provisions hereof prohibiting assignment or subletting by Tenant.

Section 24.11 Entire Agreement. This Lease and the Exhibits hereto contain the entire agreement of the parties hereto, and no representations inducements, or agreements, oral or otherwise, not contained in this Lease shall be of any force or effect. This Lease may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

Section 24.12 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the District of Columbia.

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Section 24.13 Section Headings. Article and section headings are used herein for the convenience of reference and shall not be considered when construing or interpreting this Lease.

Section 24.14 No Offer. The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.

Section 24.15 Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

Section 24.16 Time of Essence. TIME IS OF THE ESSENCE WITH RESPECT TO THE CARRYING OUT BY TENANT OF EACH TERM OR PROVISION OF THIS LEASE TO BE PERFORMED BY TENANT.

Section 24.17 Conflict. In the event of any conflict between the Lease and the Rules and Regulations, EXHIBIT C hereto, the provisions of this Lease shall prevail.

Section 24.18 Execution by Tenant; Joint and Several Liability. If Tenant is a corporation or if Tenant is a partnership, it shall, concurrently with the signing of this Lease, at Landlord’s option, furnish to Landlord certified copies of the resolutions of its board of directors (or of the executive committee of its board of directors) or partnership consent authorizing Tenant to enter into this Lease. Moreover, each individual executing this Lease on behalf of Tenant hereby represents and warrants that he or she is duly authorized to execute and deliver this Lease and that Tenant is a duly organized corporation or partnership under the laws of the state of its incorporation or formation, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the laws of the state of its incorporation or formation and the laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease, and that all corporate or partnership action requisite to authorize Tenant to enter into this Lease has been duly taken. If more than one person or entity signs this Lease as Tenant, the liability of each such person and entity shall be joint and several.

Section 24.19 Force Majeure. In the event that Landlord shall be delayed or hindered in or prevented from the performance of any act, or obligation required of Landlord hereunder by reason of a labor strike, lockout, inability to procure materials, failure of power, riot, insurrection, war, or other reason not within the reasonable control of Landlord, then performance of such act or obligation by Landlord shall be excused for a period equivalent to the period of such delay.

Section 24.20 No Construction of Lease Against Drafter. Should any provision of this Lease require judicial interpretation, it is agreed that the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Lease and that legal counsel was consulted by each party hereto (or opportunity for such legal consultation afforded to each party) before the execution of this Lease.

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Section 24.21 Financials. The financials of Tenant submitted to Landlord in connection with the Letter of Intent between the parties are complete, correct, and have not materially changed since submission.

ARTICLE 25

TRASH SORTING; ENVIRONMENTAL LAWS

Section 25.1 Trash Sorting. Tenant covenants and agrees, at its sole cost and expense: (i) to comply with all present and future laws, orders, and regulations of the District of Columbia, federal municipal, and local governments, departments, commissions, agencies and boards regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”) in the Premises; (ii) to sort and separate its trash into such categories as are provided by law; (iii) that each separately sorted category of trash shall be placed in separate receptacles as directed by Landlord; (iv) that Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by law, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord; and (v) that Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section, and, at Tenant’s sole cost and expense, shall indemnify, defend and hold Landlord harmless (including legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Landlord.

Section 25.2 Environmental Laws. This Section 26.2 shall apply throughout the Lease Term and the obligations under it shall survive the expiration or termination of this Lease. Tenant shall not use any portion or all of the Building, the Land, the Property or the Premises for the use, generation, treatment, storage or disposal of “hazardous materials”, “hazardous waste”, “hazardous substances” or “oil” (collectively, “Materials”) as such terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et seq., as amended, and any and all other “environmental statutes” which regulate the use of hazardous and/or dangerous substances; and the regulations promulgated thereunder and any and all state and local laws, rules and regulations, without the express prior written consent of Landlord, and then only to extent that the presence and/or discharge of the Materials is (i) properly licensed and approved by all appropriate governmental officials and in accordance with all applicable laws and regulations and (ii) in compliance with any terms and conditions stated in said prior written approval by Landlord. Tenant may use such Materials as are used for ordinary office purposes in the ordinary course of Tenant’s business, provided that such use is in accordance with all applicable statutes, laws, rules and regulations, and any manufacturer’s instructions; and provided further that Tenant may not discharge any Materials except as provided by applicable statutes, laws, rules and/or regulations, and specifically may not discharge any Materials in any public sewer or any drain and/or drainpipe leading or connected thereto. Tenant shall promptly give written notice to Landlord of any communication received

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by Tenant from any governmental authority or other person or entity concerning any complaint, investigation or inquiry regarding any use or discharge (or alleged use or alleged discharge) by Tenant of any Materials. Landlord shall have the right (but not the obligation) to conduct such investigations or tests (or both) as Landlord shall deem necessary with respect to any such complaint, investigation or inquiry, and Tenant, at its expense, shall take such action (or refrain from taking such action) as Landlord may request in connection with such investigations and tests by Landlord. Tenant shall indemnify, defend (with counsel selected by Landlord), and hold Landlord harmless from and against any such improper use, generation, treatment, storage, disposal or discharge of Materials by Tenant, including any costs of all necessary clean-up activities occasioned by Tenant’s actions, whether during the Lease Term or after termination of this Lease.

ARTICLE 26

OPTION TO EXTEND

Section 26.1 Option to Extend. Provided that Tenant is not then in default and is then in occupancy of the entire Premises at the time of exercise of the Renewal Option, as hereinafter defined, and at the time of the commencement of the Renewal Period, as hereinafter defined, Tenant shall have four (4) option(s) (the “Renewal Option”) to extend the Lease Term for four (4) additional five (5) year period(s) (the “Renewal Period”) after the expiration of the initial Lease Term. Each Renewal Option shall be exercisable only by written notice given by Tenant to Landlord not later than six (6) months prior to the expiration of the initial Lease Term. In the event that Tenant does not timely exercise a Renewal Option, said Renewal Option shall be null and void and of no further force or effect, time being of the essence in the exercise of each Renewal Option and it being acknowledged and agreed by Tenant that Landlord shall be entitled to rely on any failure by Tenant to give written notice of its exercise of its Renewal Option by the date set forth herein for such exercise thereof.

All terms and conditions of this Lease shall be applicable during a Renewal Period except that the amount of fixed annual rent charged for the Renewal Period shall be ninety-five percent (95%) of the then “Prevailing Market Rent”, which shall be the rent for office space in comparable buildings in the District of Columbia including all reasonable market concessions. If within thirty (30) days following delivery of Tenant’s notice, Landlord and Tenant have not mutually agreed on the Prevailing Market Rent for the Renewal Period, then within ten (10) days after the expiration of such thirty-day period, each party shall give written notice to the other setting forth the name and address of a Disinterested Broker (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Prevailing Market Rent. If either party shall fail to select a Disinterested Broker as aforesaid, then the Disinterested Broker selected by the other party shall determine the Prevailing Market Rent. Each Disinterested Broker shall thereupon independently make his determination of the Prevailing Market Rent within twenty (20) days after the appointment of the second Disinterested Broker. If the two Disinterested Brokers determinations are not the same, but the higher of such two values is not more than one hundred ten percent (110%) of the lower of them, then the Prevailing Market Rent shall be deemed to be the average of the two values. If the higher of such two values is more than one hundred percent ten (110%) of the lower of them, then the two Disinterested Brokers shall jointly appoint a third Disinterested Broker within ten (10) days after the second of the two

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determinations described above has been rendered. The third Disinterested Broker shall independently make his determination of the Prevailing Market Rent within twenty (20) days after his appointment. The highest and the lowest determinations of value among the three Disinterested Brokers shall be disregarded and the remaining determination shall be deemed to be the Prevailing Market Rent; provided, however, that in no event shall the Prevailing Market Rent determined as aforesaid be deemed to be less than the fixed annual rent payable under this Lease during the Lease Year immediately preceding the first Lease Year of the Renewal Period. Within thirty (30) days after the Prevailing Market Rent is determined as aforesaid, the Tenant shall either (i) execute an amendment to this Lease setting forth the new Rent to be paid for the Renewal Period, or (ii) notify Landlord in writing that this Lease shall terminate at the end of the initial Lease Term. If Tenant fails to execute an amendment or deliver such written notice as set forth hereinabove, Tenant’s rights under this Section 26.1 shall terminate and this Lease shall terminate at the end of the initial Lease Term.

For the purposes of this Article 26, “Disinterested Broker” shall mean a real estate broker licensed in the District of Columbia, who has been regularly engaged in such capacity in the business of commercial office leasing in the District of Columbia for at least ten (10) years immediately preceding such person’s appointment hereunder. Each party shall pay for the cost of its Disinterested Broker and one-half of the cost of the third Disinterested Broker.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal on the day and year first above written.

LANDLORD:

ATTEST/WITNESS:	JAGUAR PROPERTIES LLC

	By:	Jaguar Ventures LLC,
Managing Member

	By:	Jaguar Management LLC,
Managing Member

By:
Name:	Name:	Hossein Fateh
Title:	Title:	Member

[SEAL]

Date:

TENANT:

ATTEST/WITNESS:	DUPONT FABROS DEVELOPMENT LLC, a
Delaware limited liability company

By:
Name:	Name:	HOSSEIN FATEH
Title:	Title:	PRINCIPAL

[SEAL]	Date:	September 1, 2004

EXHIBIT A        Floor Plan Showing the Premises

EXHIBIT B        Certificate of Lease Commencement Date and Expiration of Lease Term

EXHIBIT C        Rules and Regulations, 1212 New York Avenue, N.W., Washington, D.C.

EXHIBIT D        Cleaning Specifications

EXHIBIT E        Contractor Rules and Regulations

EXHIBIT F        Work Agreement

EXHIBIT F-1     Landlord Work